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Exhibit 4.2

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS THERE IS A REGISTRATION STATEMENT THEN IN EFFECT COVERING SUCH SECURITIES OR AN EFFECTIVE EXEMPTION FROM SUCH REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT UNDER THE CIRCUMSTANCES REGISTRATION IS NOT NECESSARY.

GRIFFIN INDUSTRIES, INC.

    THIS CERTIFIES that, for the value received, Landon Barretto ("Warrant Holder"), is entitled to purchase (subject to Section 1.2 below), from Griffin Industries, Inc., a Maryland corporation (the "Company"), 500,000 shares of common stock, par value $.001 per share (the "Shares") of the Company at a warrant exercise price of $1.00 per share (such price per share and the number of shares of common stock so purchasable being subject to adjustment as provided below) at any time on or before 5:00 PM on the Expiration Date (as defined in Section 1.1 below), all in accordance with the terms hereof.

    1.  Exercise of Warrants and Holding of Underlying Stock

    1.1 The Warrants evidenced by this Warrant Certificate may be exercised prior to 5:00 PM on March 17, 2003 (the "Expiration Date"), in whole at any time or in part from time to time during such period by the surrender of this Warrant Certificate, duly executed by Warrant Holder, or by an attorney duly authorized in writing, at the office of the Company, 1111 Third Avenue Tower, 25th Floor, Seattle, WA 98101, together with payment in full in immediately available funds in lawful money of the United States, of the Warrant exercise price payable at the time of such exercise in respect of the Warrants being exercised. If less than all of the Warrants represented by this Warrant Certificate are being exercised, the Warrant Holder and Company will, upon and as a condition to such exercise, execute and deliver a statement confirming the number of Warrants remaining unexercised.

    1.2 Notwithstanding anything herein to the contrary, any unexercised Warrants shall immediately become unexercisable and terminate if, before the Expiration Date (i) Landon Barretto voluntarily resigns as Chairman of Company; or (ii) Landon Barretto's employment with Company is terminated for cause, pursuant to a vote of at least seventy-five percent (75%) of the other members of Company's Board of Directors.

    1.3 Each certificate for Shares issued hereunder shall bear a legend reading substantially as follows:

  "The shares represented by this certificate have not been registered pursuant to the Securities Act of 1933, as amended, and may not be sold, transferred, hypothecated or otherwise disposed of unless there is a registration statement then in effect covering such shares or an effective exemption from such registration or an opinion of counsel satisfactory to the Company that under the circumstances registration is not necessary."

    2.  Reclassification, Consolidation or Merger

    2.1 In the event that the outstanding Shares are hereafter changed by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination or exchange of Shares and the like, or dividends payable in Shares, an appropriate adjustment shall be made by the Board of Directors of the Company in the number of Shares and price per Share subject to this Warrant Certificate. If the Company shall be reorganized, consolidated, or merged with another corporation, or if all or substantially all of the assets of the Company shall be sold or exchanged, the

Warrant Holder shall at the time of issuance of the stock under such a corporate event, be entitled to receive upon the exercise of the Warrants evidenced by this Warrant Certificate the same number and kind of shares of stock or the same amount of property, cash or securities as he would have been entitled to receive upon the occurrence of any such corporate event as if he had been, immediately prior to such event, the holder of the number of Shares covered by this Warrant Certificate.

    2.2 Any adjustment under this Paragraph 2 in the number of Shares subject to this Warrant Certificate shall apply proportionately to only the unexercised portion hereunder and shall not have any retroactive effect with respect to Warrants theretofore exercised. If fractions of a Share would result from any such adjustment, the adjustment shall be revised to the next lower whole number of Shares.

    2.3 No adjustment of the exercise price shall be made if the amount of such adjustment shall be less than $.01 per Share, but in such case any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time and together with the next subsequent adjustment which, together with any adjustment so carried forward, shall amount to no less than $.01 per Share.

    2.4 No fractional Shares of common stock shall be issued upon the exercise of any warrants evidenced hereby, but in lieu thereof the Company shall pay to the order of Warrant Holder an amount in cash equal to the same fraction of the exercise price of one Share on the date of exercise.

    2.5 When any adjustment is required to be made in the exercise price or number of Shares subject to this Warrant Certificate, initial or adjusted, the Company shall within sixty (60) days after the date when the circumstances giving rise to the adjustment occurred mail to the Warrant Holder a statement describing in reasonable detail any method used in calculating such adjustment.

    3.  Prior Notice as to Certain Events

    The Company shall mail to Warrant Holder not less than ten (10) days prior to the date on which (a) a record will be taken for the purpose of determining the holders of Capital Stock entitled to subscription rights, or (b) a record will be taken (or in lieu thereof, the transfer books will be closed) for the purpose of determining the holders of Capital Stock entitled to notice of and to vote at the meeting of stockholders at which any consolidation, merger, dissolution, liquidation, winding up or sale of the Company shall be considered and acted upon.

    4.  Reservation and Issuance of Shares

    4.1 The Company covenants and agrees that all Shares which may be issued upon the exercise of the rights represented by this Warrant Certificate will be duly authorized, legally issued and when paid for in accordance with the terms hereof, fully paid and nonassessable, and free from all liens and charges with respect to the issue thereof to the Warrant Holder.

    4.2 The Company will reserve at all times such number of Shares as may be issuable pursuant to the exercise of Warrants evidenced by this Warrant Certificate.

    5.  Investment Representation

    By accepting delivery of this Warrant Certificate and by exercising any Warrants evidenced hereby, the Warrant Holder represents that the Warrant Holder is acquiring the Warrants and the Shares issuable upon the exercise of the Warrants for investment and not for resale or distribution.

    6.  Miscellaneous

    6.1 The Warrant Holder shall not be entitled to any rights whatsoever as a stockholder of the Company by virtue of his ownership of this Warrant Certificate.

    6.2 This Warrant Certificate is being executed and delivered in the State of Washington, and this Warrant Certificate shall be interpreted under, and the Warrant Holder and the Company subject to,

the laws and exclusive jurisdiction of the State and federal courts of the State of Washington located in King County.

    6.3 Subject to the provisions of Section 1.2 hereof, this Warrant Certificate may be exercised at any time after the date hereof and prior to its expiration as of 5:00 PM on the Expiration Date, and shall be void and of no effect after 5:00 PM on the Expiration Date.

    6.4 This Warrant Certificate and all rights hereunder are transferable by the owner hereof, in person or by a duly authorized attorney, on the books of the Company, upon surrender of this Warrant Certificate properly endorsed, to the Company, provided that the Company has been furnished with an appropriate opinion of counsel, satisfactory to the Company, that the Warrants may be transferred without registration under the Securities Act of 1933, as amended.

    IN WITNESS WHEREOF, the parties hereby acknowledge and agree to all of the terms embodied herein.

Dated as of: March 17, 2000	GRIFFIN INDUSTRIES, INC.
By:

Ron Aguilar
Corporate Secretary

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GRIFFIN INDUSTRIES, INC.